Exhibit 99.1

Non-GAAP Financial Information

Description and Reconciliations of Non-GAAP Financial Measures

The EBITDA figures presented herein are calculated as net earnings (loss) from continuing operations before (i) interest expense, (ii) depreciation on property, plant and equipment, (iii) amortization of intangible assets and (iv) income taxes. Adjusted EBITDA also excludes the following significant items: (i) separation costs associated with the spin-off of the Aaron’s Business segment, (ii) the FTC legal and regulatory loss and related expenses, net of insurance recoveries, (iii) gain on the sale of Vive’s former corporate office building, (iv) charges related to severance and relocation costs associated with Vive restructuring activities, (v) severance related costs associated with certain corporate overhead functions, and (vi) stock based compensation expense. We believe the exclusion of stock-based compensation expense provides for a better comparison of our operating results with our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Adjusted Revenues. Adjusted EBITDA provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

Free Cash Flow presented herein is calculated as cash flows provided by operating activities from continuing operations less cash outflows on capital expenditures from continuing operations. Management believes that free cash flow is an important measure of liquidity and is widely used by analysts, investors and competitors in our industry as well as by our management in assessing liquidity.

Reconciliation of Net earnings from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures

	Fiscal Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2021
	2020	2019	2018	2021	2020
				(unaudited)	(unaudited)	(unaudited)
Earnings (Loss) from Continuing Operations	$233,627	$(24,615)	$125,303	$205,738	$191,322	$248,043
Income Tax Expense	37,949	52,228	31,496	69,609	13,915	93,643
Earnings Before Income Taxes	$271,576	$27,613	156,799	275,347	205,237	341,686
Interest Expense	187	—	—	1,392	—	1,579
Depreciation(1)	9,679	9,089	7,143	7,891	7,131	10,439
Amortization	22,141	22,263	22,263	16,565	16,697	22,009

EBITDA	303,583	58,965	186,205	301,195	229,065	375,713
Gain on Sale of Building	—	—	(775)	—	—	—
Restructuring Expenses (Reversals)	238	304	(10)	—	238	—
Stock-based Compensation, excluding amounts reflected in Separation Costs	20,403	21,193	21,275	14,803	15,832	19,374
Legal and Regulatory Expense, Net of Insurance Recoveries	(835)	179,261	—	—	(835)	—
Separation Costs	17,953		—	—	2,443	15,510
Transaction Expenses	—	—	—	561	—	561

Adjusted EBITDA	$341,342	$259,723	$206,695	$316,559	$246,743	$411,158
Adjusted Revenues	$2,484,595	$2,163,179	$1,808,486	$2,031,377	$1,878,943	$2,637,029
Adjusted EBITDA Margin	13.7%	12.0%	11.4%	15.6%	13.1%	15.6%

(1)	Depreciation expense on property, plant and equipment only.

Reconciliation of Cash provided by operating activities to Free Cash Flow, a non-GAAP measure

	Fiscal Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2021
(Dollars in thousands, Continuing Operations(1))	2020	2019	2018	2021	2020
				(unaudited)	(unaudited)	(unaudited)
Cash provided by operating activities	$262,645	$144,871	$156,959	$294,890	$270,109	$287,426
Capital Expenditures	6,808	13,032	11,746	6,815	5,163	8,460

Free Cash Flow	$255,837	$131,839	$145,213	$288,075	$264,946	$278,966

(1)	Excludes cash flows classified as Discontinued Operations as a result of the November 30, 2020 spin-off of the Aaron’s Business.

Updated Risk Factor Information

Risks Related to Our Businesses, Regulatory Environment and Industry

Progressive Leasing and Vive are subject to extensive federal, state and local laws and regulations that could expose them to government investigations, significant additional costs, fines or other monetary penalties or settlements, and compliance-related burdens that could force Progressive Leasing and Vive to change their business practices in a manner that may be materially adverse to our results of operations, financial condition, and prospects.

In April 2020, Progressive Leasing entered into a settlement with the FTC (the “FTC Settlement”) to resolve allegations by the FTC that certain of Progressive Leasing’s advertising and marketing practices violated the FTC Act, even though Progressive Leasing believed it was in compliance with the FTC Act, and thus, did not admit any violations of that act or any other laws. Under the FTC Settlement, Progressive Leasing paid $175 million to the FTC and agreed to enhance certain of its compliance-related activities, including augmenting disclosures to its customers and expanding its POS partner monitoring programs. Federal regulatory authorities such as the FTC are increasingly focused on consumer protection within the subprime financial marketplace in which Progressive Leasing and Vive operate. Any of these federal agencies may propose and adopt new regulations (or interpret existing regulations) that could result in significant adverse changes in the regulatory landscape for Progressive Leasing and Vive. We expect the current Presidential Administration and Congress will devote substantial attention to consumer protection matters and, as a result, businesses transacting with subprime consumers could be held to higher standards of monitoring, disclosure and reporting, regardless of whether new laws or regulations governing our industry are adopted. This increased attention could increase Progressive Leasing’s and Vive’s compliance costs significantly, result in additional fines or monetary penalties or settlements due to future government investigations, and materially and adversely impact the manner in which they operate, which may be materially adverse to our results of operations, financial condition, and prospects.

State regulatory authorities also appear to be increasingly focused on the subprime financial marketplace, including the lease to own industry. For example, in early 2021 a number of lease-to-own companies, including the Company, received a subpoena from the California Department of Financial Protection and Innovation (the “DFPI”). The subpoena received by the Company in January 2021 from the DFPI requested the production of documents regarding the Company’s operations and its compliance with state consumer protection laws, including new legislation that went into effect on January 1, 2021. Although the Company believes it is in compliance with all applicable consumer financial laws and regulations in California, this inquiry could lead to an enforcement action and/or a consent order, and substantial costs, including legal fees, fines, penalties, and remediation expenses. While the Company intends to preserve defenses surrounding the jurisdiction of DFPI in this matter, the Company has fully cooperated and anticipates that it will continue cooperating with the DFPI in responding to its inquiry. We are currently unable to predict the ultimate timing or outcome of this investigation. In addition, the FTC Settlement could lead to investigations and enforcement actions by, and/or consent orders with, state Attorneys General or other state regulatory agencies.. Furthermore, on November 4, 2021, Rent-A-Center, Inc. announced that its Acima division (“Acima”), which is a large virtual lease-to-own business that competes with Progressive Leasing, announced that it had received a letter from the Nebraska Attorney General’s office stating that the Attorney General of Nebraska, along with a coalition of thirty-eight state Attorneys General, has initiated a multistate investigation into the business acts and practices of Acima and that a civil investigative demand(s) and/or subpoena(s) pursuant to respective state consumer protection laws will be forthcoming. As of the date of this Current Report on Form 8-K, we have not received a similar communication from the Nebraska Attorney General’s office and are not aware of any intention by any state Attorneys General involved in the Acima matter to broaden their investigation to include Progressive Leasing in their investigation. However, there can be no assurance that Progressive Leasing will not be included in such matter and, if it is, that it would not lead to an enforcement action and/or a consent order, or substantial costs, including legal fees, fines, penalties, and remediation expenses. We cannot predict whether any state Attorneys General or state regulatory agencies will direct other investigations or regulatory investigations towards us or our industry in the future, or what the impact of any such future regulatory investigation may be.

In addition, certain aspects of Progressive Leasing’s and Vive’s business, such as the content of their advertising and other disclosures to customers about transactions, their respective collection practices, the manner in which they may contact their customers, the decisioning process regarding whether to enter into a transaction with a potential customer, their credit reporting practices, and the manner in which they process and store certain customer, employee and other information are subject to federal and state laws and regulatory oversight. For example, the California Consumer Privacy Act of 2018 (the “CCPA”), which became effective on January 1, 2020, gives residents of California expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used, and also provides for civil penalties for violations and private rights of action for data breaches. In addition, on November 3, 2020, California voters approved a new privacy law, the California Privacy Rights Act (“CPRA”), which significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. Many of the CPRA’s provisions will become effective on January 1, 2023. The CCPA, CPRA, and other applicable state and federal privacy laws will require Progressive Leasing and Vive to design, implement and maintain different types of privacy-related compliance controls and programs simultaneously in multiple states, thereby further increasing the complexity and cost of compliance. In addition, certain states limit the total cost that Progressive Leasing may charge a customer in order for the customer to achieve ownership of the leased merchandise at the end of the lease term.

We have incurred and will continue to incur substantial costs to comply with federal, state and local laws and regulations, including rapidly evolving expected consumer protection standards. In addition to compliance costs, we may continue to incur substantial expenses to respond to regulatory and other third-party investigations and enforcement actions, proposed fines and penalties, criminal or civil sanctions, and private litigation, as well as potential “headline risks” that could negatively impact our business and may adversely affect our share price. Consumer complaints with respect to our industry have resulted in, and may in the future result in, state, federal and local regulatory and other investigations. In addition, while we are not aware of any whistleblower claims regarding either Progressive Leasing’s or Vive’s specific business practices, such claims are on the rise generally. We believe these claims will likely continue, in part because of the provisions enacted by the Dodd-Frank Act that provide for cash awards to persons who report alleged wrongdoing to the U.S. Securities and Exchange Commission, and because competitors may use it as a method to weaken their competitors, and others, like former personnel or other constituencies, may use it as means to extract payment or otherwise retaliate.

Additionally, as we execute on our strategic plans, we may continue to expand into complementary businesses that engage in financial, banking or lending services, or lease-to-own or rent-to-rent transactions involving products that we do not currently offer our customers, all of which may be subject to a variety of statutes and regulatory requirements in addition to those regulations currently applicable to our operations, which may impose significant costs, limitations or prohibitions on the manner in which we currently conduct our businesses as well as those we may acquire in the future.

Interruptions, inventory shortages and other factors affecting the supply chains of our retail partners could have a material and adverse effect on our results of operations, financial condition, and prospects.

The traditional and e-commerce retailers with whom our Progressive Leasing, Vive and Four businesses partner with (whom we refer to as our point-of-sale partners or “POS partners”) are critical to our success. Any extended supply chain interruptions, inventory shortages or other operational disruptions affecting any of our POS partners could have a material adverse impact on our business. We depend on our POS partners’ abilities to deliver products to customers at the right time and in the right quantities. Accordingly, it is important for our POS partners to maintain optimal levels of inventory and respond rapidly to shifting demands, but we believe that recent global supply chain issues are negatively impacting inventory and stocking levels in the retail industry ahead of the holiday retail season. This disruption to, or inefficiency in, supply chain networks is expected to have an adverse impact on our operations in the near term, but if such interruptions were to continue, could potentially have a more material adverse impact on our results of operations, financial condition, and prospects.